Interstate Distributor Co.
Unaudited Condensed Financial Statements
June 30, 2017

Interstate Distributor Co.
Index

Page(s)
Unaudited Condensed Financial Statements
Unaudited Condensed Balance Sheets    1
Unaudited Condensed Statements of Operations and Comprehensive Loss    2
Unaudited Condensed Statements of Cash Flows    3
Notes to Unaudited Condensed Financial Statements    4 – 9

                2

Interstate Distributor Co. Condensed Balance Sheets
(in thousands of dollars, except share and per share amounts)

Assets	June 30, 2017 (unaudited)	December 31, 2016
Current Assets
Cash and cash equivalents	$5,586	$225
Accounts receivable (less allowance for doubtful accounts of $408 and $363)	33,560	41,002
Due from related party	—	6,528
Prepaid expenses and other current assets	6,037	10,766
Total current assets	45,183	58,521

Property and equipment	171,236	220,443
Less: Accumulated depreciation and amortization	(65,769)	(77,400)
Net property and equipment	105,467	143,043
Other assets, net	5,271	5,815
Total assets	$155,921	$207,379

Liabilities and Equity
Current liabilities
Accounts payable	$6,274	$8,265
Accrued liabilities	18,225	21,713
Due to Parent	10,038	24,169
Due to related party	1,282	—
Current portion of long-term debt	6,035	13,891
Total current liabilities	41,854	68,038
Noncurrent liabilities
Long-term debt, less current portion	17,404	34,307
Other long-term liabilites	11,414	11,705
Total liabilities	70,672	114,050
Commitments and contingencies (Note 7)
Equity
Common stock, $1 par value; 2,360 shares issued and outstanding	2	2
Additional paid-in capital	42,524	42,524
Retained earnings	42,723	50,712
Accumulated other comprehensive income	—	91
Total equity	85,249	93,329
Total liabilities and equity	$155,921	$207,379

Interstate Distributor Co. Condensed Statements of Operations and Comprehensive Loss
(in thousands of dollars)

	Six Months Ended
	June 30, 2017 (unaudited)	June 30, 2016 (unaudited)

Revenue
Freight and other	$132,326	$142,457
Fuel surcharges	16,836	13,713
	149,162	156,170

Operating expenses
Wages, salaries and employee benefits	58,117	59,128
Fuel expense	20,428	18,331
Purchased transportation	26,033	28,483
Operating supplies and expenses	19,042	18,238
Depreciation and amortization	10,294	11,813
Operating taxes and licenses	6,258	6,740
Rent expense	9,804	8,295
Insurance and claims	6,482	7,933
	156,458	158,961
Loss from operations	(7,296)	(2,791)
Interest expense, net	693	1,063
Net loss	(7,989)	(3,854)
Components of comprehensive loss
Loss on interest rate swaps	(91)	(541)
Comprehensive loss	$(8,080)	$(4,395)

Interstate Distributor Co. Condensed Statements of Cash Flows
(in thousands of dollars)

	Six Months Ended
	June 30, 2017 (unaudited)	June 30, 2016 (unaudited)

Cash flows from operating activities
Net loss	$(7,989)	$(3,854)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	10,294	11,813
Loss (gain) on sales and disposals of assets, net	1,385	(183)
Changes in operating assets and liabilities:
Accounts receivable	7,442	(4,170)
Due from (to) related party	7,810	(3,203)
Prepaid expenses and other assets	3,757	2,313
Accounts payable	(1,991)	(607)
Accrued expenses	(3,488)	(635)
Other long-term assets and liabilities	(117)	335
Net cash provided by operating activities	17,103	1,809
Cash flows from investing activities
Purchases of property and equipment	(18,655)	(26,809)
Proceeds from sales of assets	8,986	9,907
Net cash used in investing activities	(9,669)	(16,902)
Cash flows from financing activities
Principal payments on long-term debt	(27,503)	(12,824)
Borrowings on long-term debt	2,744	4,589
Net financing from Parent	22,686	24,592
Net cash (used in) provided by financing activities	(2,073)	16,357
Net increase in cash and cash equivalents	5,361	1,264
Cash and cash equivalents
Beginning of year	225	228
End of year	$5,586	$1,492
Supplemental disclosure of cash flow information
Cash paid for interest	$416	$961
Financed additions to equipment	$2,744	$4.589
Transfer of land, buildings and improvements to Parent	$36,817	$—

Interstate Distributor Co.
Notes to Unaudited Condensed Financial Statements
June 30, 2017 and 2016 and December 31, 2016 (in thousands of dollars)

1. The Company
Interstate Distributor Co. (the “Company” or “Interstate”) is a wholly-owned subsidiary of Saltchuk Resources, Inc. (the “Parent” or “Saltchuk”).  The Company is primarily a short-to medium-haul, asset-based dry van truckload service carrier for major shippers primarily in the United States.  In addition to asset-based dry van service offerings the Company also offers asset-based temperature-controlled truckload services and non-asset-based freight brokerage services.

2. Significant Accounting Policies
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the disclosure of contingencies during the reporting period. Actual results could differ from management’s estimates and assumptions.
Presentation
The accompanying unaudited condensed financial statements have been prepared in conformity with accounting principles generally accepted in the United States (“GAAP”). Certain information and note disclosures normally included in the financial statements prepared in accordance with GAAP have been condensed or omitted in the interim financial statements. Accordingly, these interim condensed financial statements should be read in conjunction with the audited financial statements and accompanying notes as of and for the year ended December 31, 2016. The condensed balance sheet as of December 31, 2016, included herein, was derived from the audited financial statements as of that date.

The unaudited condensed interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the Company financial position as of June 30, 2017 and the Company’s results of operations and cash flows for the six months ended June 30, 2017 and 2016. The results of the six month period ended June 30, 2017 are not necessarily indicative of the results to be expected for the year ending December 31, 2017 or for any other interim period or for any other future year.

Revenue Recognition
The Company recognizes revenue upon delivery of goods to the customer. When the Company enters into arrangements with customers and evaluates revenue recognition criteria, it takes into consideration whether there is evidence of an arrangement, delivery, a fixed and determinable price, and whether collectability is reasonably assured.
Cash and Cash Equivalents
All highly liquid investments with original maturities of three months or less at the date of purchase are considered cash equivalents. Due to the short maturities of these investments, carrying values approximate market values. Restricted and designated cash was $1,007 and $1,036 at June 30, 2017 and December 31, 2016, respectively and was included in other assets, net. The restricted and designated funds represent deposits required by state agencies for self-insurance purposes and funds that are earmarked for a specific purpose and not for general business use. The Company periodically is in a book overdraft position. As of December 31, 2016, the Company had a book overdraft of $721 with certain financial institutions and is presented as a component of Accounts Payable. There was no book overdraft at June 30, 2017. The Company periodically maintains balances exceeding federal insurance limits.

Income Taxes
The Company is a Subchapter S Corporation and is considered a pass-through entity for federal income tax and most state income tax purposes. The Parent’s stockholders report their respective shares of the Company’s taxable income on their personal federal income tax returns.
Fair Value of Financial Instruments
As of June 30, 2017, the carrying value of cash, cash equivalents, accounts receivable, and accounts payable approximate fair value due to liquidity or short-term nature. There were no financial instruments with a carrying value materially

Interstate Distributor Co.
Notes to Unaudited Condensed Financial Statements
June 30, 2017 and 2016 and December 31, 2016 (in thousands of dollars)

different from fair value, based on quoted market prices, rates for the same or similar instruments, or internal valuation models.
Derivative Financial Instruments
Interstate had interest rate swap agreements with two of its banks with notional values of $10,619 and $5,958 which required payment of fixed rates in exchange for receiving the London Interbank Offered Rate (“LIBOR”) based variable rates. The Parent guaranteed the swap agreements. The purpose of the swaps was to hedge a portion of the floating rate exposure on term notes financing the purchase of two terminal facilities. The Company adopted hedge accounting treatment on both transactions. The fair value of the swaps is included in the balance sheet in accumulated other comprehensive income and other assets as of December 31, 2016. The swaps were originally set to mature in 2022, but both term notes were repaid and the swap agreements settled in January 2017.
Comprehensive Income
Comprehensive income consists of net loss and other gains and losses affecting equity that are excluded from net income. Accumulated other comprehensive income as of December 31, 2016 consists entirely of amounts associated with the gains on interest rate swap agreements. No balance existed as of June 30, 2017, due to the swap agreement settlements in January 2017.
Reserves for Outstanding Insurance Losses
Reserves for outstanding insurance losses are established in amounts sufficient to cover estimated incurred losses where the Company is self-insured up to established caps, primarily for auto liability and certain workers’ compensation claims. The estimates are based on individual cases for reported losses and past experience for losses incurred but not reported (“IBNR”). Reserves are reviewed by an independent actuary on a semi-annual basis. Management has used its best efforts to make a reasonable estimate of the reserves and believes the reserves are fairly stated. Changes in loss estimates resulting from ultimate payments are reflected in income in the periods in which the estimates are changed.
Recent Accounting Pronouncements
In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606). The new standard is effective for non-public companies for reporting periods beginning after December 15, 2018, with early adoption permitted for reporting periods beginning after December 15, 2016. The comprehensive new standard will supersede existing revenue recognition guidance and require revenue to be recognized when promised goods or services are transferred to customers in amounts that reflect the consideration to which the entity expects to be entitled in exchange for those goods or services. Adoption of the new rules could affect the timing of revenue recognition for certain transactions. The guidance permits two implementation approaches, one requiring retrospective application of the new standard with restatement of prior years and the other requiring prospective application of the new standard with disclosure of results under old standards. The Company is currently evaluating the impacts adoption will have on the financial statements.
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The new standard is effective for non-public companies for reporting periods beginning after December 15, 2019 and early adoption is permitted. The comprehensive new standard will amend and supersede existing lease accounting guidance and is intended to increase transparency and comparability among organizations by recognizing lease assets and liabilities on the balance sheet and requiring disclosure of key information about leasing arrangements. The guidance requires lessees and lessors to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. The Company is currently evaluating the impacts adoption will have on the financial statements.
3. Financial Instruments
Assets and liabilities measured and reported at fair value are classified and disclosed in one of the following categories based on the lowest level of input significant to the fair value measurement in its entirety:
Level 1    Observable inputs that reflect quoted market prices (unadjusted) for identical assets or liabilities in active markets

Interstate Distributor Co.
Notes to Unaudited Condensed Financial Statements
June 30, 2017 and 2016 and December 31, 2016 (in thousands of dollars)

Level 2    Inputs other than quoted market prices included in Level 1 that are observable for the asset or liability either directly or indirectly
Level 3    Unobservable inputs reflecting management’s own assumptions about the inputs used in pricing the asset or liability
Assets and Liabilities Measured at Fair Value on a Recurring Basis
The Company measures Level 2 interest rate swaps at estimated fair value. The fair value of the swaps is determined using the market standard methodology of netting the discounted future fixed cash payments (or receipts) and the discounted expected variable cash receipts (or payments). The variable cash receipts (or payments) are based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves.
The following tables summarize the valuation of the Company’s assets and liabilities measured at fair value on a recurring basis using the fair value hierarchy levels at December 31, 2016:

	Level 1	Level 2	Level 3	Net Balance
Interest rate swaps	$—	$91	$—	$91
The interest rate swap agreements were settled in January 2017.
4. Term Debt and Capital Lease Obligations
Term debt and capital lease obligations at June 30, 2017 consisted of the following:

Description	Interest Rate	Due Date	Amount
Tractor and trailer loans	2.25%-3.89%	2017-2022	23,435
Other obligations			4
Total obligations			23,439
Less: current portion			(6,035)
Term debt and capital lease obligations, less current portion			$17,404

The Company has various financing arrangements for purchase of new tractors and trailers. The notes bear fixed interest rates ranging from 2.25% to 3.89%, are secured by the tractors and trailers, and mature between 2017 and 2022.
Term debt at June 30, 2017 includes capital lease obligations of $176. These obligations are secured by revenue and office equipment. At June 30, 2017, these revenue and office equipment had gross and accumulated depreciation values of $1,371 and $469, respectively. Monthly installment payments on capital lease obligations total $12 and are expected to be paid off in 2018. Amortization for these obligations is included in depreciation and amortization expense.
The Company borrowed and the Parent guaranteed notes from two banks to finance the acquisition of two terminal facilities. The notes’ floating interest rates were equal to LIBOR plus 2.50% to 2.74%. The notes were secured by the respective properties and hedged with two interest rate swap agreements. The Company repaid the respective notes and settled the swap agreements in January 2017.
Scheduled maturities of long-term debt and capital lease obligations for the five years after June 30, 2017 are as follows:

Interstate Distributor Co.
Notes to Unaudited Condensed Financial Statements
June 30, 2017 and 2016 and December 31, 2016 (in thousands of dollars)

	Term debt	Capital lease obligations
2017	$3,090	63
2018	6,634	117
2019	5,726	—
2020	4,490	—
2021	2,597	—
Thereafter	722	—
Total minimum payments	$23,259	180
Less amount representing interest		(4)
Present value of minimum lease payments		$176

5. Property and Equipment
Property and equipment as of June 30, 2017 consisted of the following:

	Useful lives	Amount
Buildings and improvements	3 - 30	$1,213
Tractors, trailers, and equipment	5 - 12	158,847
Software	3 - 5	11,176
		$171,236

Software		$11,176
Accumulated amortization		(5,616)
Software, net		$5,560

Property and equipment depreciation expense		$9,464
Software amortization expense		551
Intangible and other assets amortization expense		279
Total depreciation and amortization expense		$10,294

The Company owns certain revenue equipment that management has deemed available for sale as a result of its normal operating life-cycle. These assets are classified as other current assets and are expected to be sold within twelve months. Gross carrying value and accumulated depreciation for these assets at June 30, 2017 were $170 and $53, respectively. No impairment charge has been recognized in the six month periods ending at June 30, 2017 and 2016.
See Note 8 for related party property tranasactions during the six months ended June 30, 2017.
6. Employee Benefits
Healthcare Benefits Plan
The Company offers healthcare benefits to its employees through a self-insured plan managed by the Parent where the costs related to the Company’s employees are allocated to the Company. Net of employee premiums, these healthcare expenses were $6,086 and $5,093 for the six months ended June 30, 2017 and 2016, respectively. Healthcare insurance accruals reflect the estimated cost of health-related claims, including estimated expenses incurred but not reported.

Interstate Distributor Co.
Notes to Unaudited Condensed Financial Statements
June 30, 2017 and 2016 and December 31, 2016 (in thousands of dollars)

The healthcare insurance accrual was $1,232 and $1,135 at June 30, 2017 and December 31, 2016, respectively, and included in accrued liabilities in the balance sheet.
7. Commitments and Contingencies
Non-Cancelable Operating Leases
The Company is a party to non-cancelable operating lease agreements with varying expiration dates through 2025. Rent expense for the six months ended June 30, 2017 and 2016 was $9,804 and $8,295, respectively. The Company leases certain facilities under operating leases with the Parent. See Note 8.
Self-Insurance and Long-Term Claim Liabilities
Interstate maintains self-insured retention programs for auto liability and general liability coverage, and maintains self-insured and high deductible programs for workers’ compensation. Exposures are capped on a per occurrence basis through the purchase of excess coverage insurance from reputable insurance companies. Reserves under the self-insured programs are recorded at the estimated ultimate loss amounts, less amounts paid to date, based on the self-insured exposure limits under the program. Such accruals are based on aggregated individual case estimates, plus IBNR losses using loss development factors based on past experience and actuarial analysis. Interstate’s reserve balance for these self-insured retention programs as of June 30, 2017 and December 31, 2016 were $16,168 and $16,706, respectively.
Contingent Liabilities and Other Matters
The Company is party to ordinary, routine litigation and administrative proceedings incidental to the business.  Liabilities for injuries to persons or property are in some instances covered by liability insurance, subject to various deductibles and self-insured retentions.  The Company is party to various wage and hours action matters relating to meal and rest period regulations in California and Washington.  Interstate estimated the actual and potential liabilities related to these matters of approximately $1,765 as of June 30, 2017 and $4,382 as of December 31, 2016 and is included in accrued liabilities.  In the opinion of management, the potential exposure under pending legal proceedings is adequately provided for in the accompanying financial statements.

8. Related Party Transactions
The Company relies on funding from the Parent to meet short-term working capital needs, capital expenditures, and other obligations. The Company has a formal treasury agreement with the Parent that calls for interest to be incurred by either party on borrowings. The Company pays interest at the Prime rate on any balances owed the Parent, resulting in the recording of interest expense for the six months ended June 30, 2017 and 2016 of $277 and $102, respectively. As part of the treasury agreement the Company has a financial covenant to maintain a maximum ratio of invested capital, as defined by the treasury agreement. The Company was not in compliance with this financial covenant as of June 30, 2017. The Due to Parent balance was repaid as part of the sale of the Company on July 6, 2017.
Cash held in the Company’s bank accounts are periodically transferred to the Parent. The amount due to Parent in the balance sheet of $10,038 and $24,169 as of June 30, 2017 and December 31, 2016, respectively, reflects the net of these activities over a period of time.
The Parent has provided guarantees to various lenders and lessors for indebtedness related to tractor and trailer purchases and leases.
The Company periodically provides services, primarily transportation, to other Parent company subsidiaries. The amount of revenue related to these services for the six months ended June 30, 2017 and 2016 was $13,286 and $7,022, respectively. Trade receivables of $2,367 and $5,845 were due from these companies as of June 30, 2017 and December 31, 2016, respectively. In addition, the Company provided operations and administrative support to a Parent company subsidiary and was reimbursed during the six months ended June 30, 2017 and 2016, $600 and $420, respectively, for those services. Interstate owed this related party $1,282 at June 30, 2017. At December 31, 2016, this related party owed Interstate $6,528.

Interstate Distributor Co.
Notes to Unaudited Condensed Financial Statements
June 30, 2017 and 2016 and December 31, 2016 (in thousands of dollars)

The Company periodically purchases goods and services, primarily fuel and lubricants, from other Parent company subsidiaries. Purchases totaled $359 and $301 for the six months ended June 30, 2017 and 2016, respectively, with payable balances of $20 as of June 30, 2017 and $103 as of December 31, 2016.
The Company is included as a party in the various employee health insurance policies maintained by the Parent. Total expenses related to these policies for the six months ended June 30, 2017 and 2016 was $6,086 and $5,093, respectively. Amounts are settled with the parent on at least an annual basis.
The Parent also manages the Company’s property, liability and workers’ compensation insurance plans. Total premiums and fees allocated to the Company for these insurance plans for the six months ended June 30, 2017 and 2016 was $1,530 and $1,421, respectively.
Effective January 1, 2017 the Company transferred to its Parent the ownership of certain terminal properties representing the main operating terminal facilities of the Company. The transfer included land, buildings and improvements. The assets were transferred at net book value of $36,817 including cost of $40,371 and accumulated depreciation of $3,554. The transfer reduced the amount owed to the Parent by $36,817. The properties were subsequently leased back to the Company on January 1, 2017 on a one-year term for $64 per month.

9. Subsequent Events
In preparing the condensed financial statements, management has evaluated subsequent events and transactions through September 12, 2017, the date the condensed financial statements were available to be issued.
Effective July 6, 2017, Interstate Distributor Co. was sold to Heartland Express, Inc. of Iowa, a wholly- owned subsidiary of Heartland Express, Inc., for $113 million, including approximately $94 million in cash for the equity, $23 million in assumption of the Company’s debt, and $4 million in acquired cash.